Exhibit 10.4

TIVITY HEALTH, INC.

SECOND AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

MARKET STOCK UNIT AWARD AGREEMENT

This MARKET STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated GRANT DATE, is by and between Tivity Health, Inc., a Delaware corporation (the “Company”), and Richard M. Ashworth (the “Grantee”), under the Company's Second Amended and Restated 2014 Stock Incentive Plan (the “Plan”).  Terms not otherwise defined herein shall have the meanings given to them in the Grantee’s Employment Agreement, dated May 20, 2020 (as may be amended from time to time, the “Employment Agreement”), or if not defined in the Employment Agreement, then the meanings given to them in the Plan.

Section 1.Market Stock Unit Award; Performance Goals. Subject to adjustment as set forth in Section 8 and/or Exhibit A, the Grantee is hereby granted 150,000 restricted stock units (the “Target Award”) under the Plan, with the specific number of restricted stock units ultimately earned by the Grantee to be determined in accordance with Exhibit A hereto (the “Market Stock Units”).  Each Market Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the “Stock”), subject to the terms and conditions of this Agreement and the Plan.  Except as otherwise provided in Section 3 or Section 5.2, before the Market Stock Units will be earned and settled, the Committee shall determine the level of achievement of the Performance Goals described in Exhibit A hereto which the Committee shall do as soon as reasonably practicable after the third anniversary of the Start Date (as defined in the Employment Agreement) (the “End Date of the Performance Period”, and such period, the “Performance Period”), but in no event later than seventy-five (75) days following such End Date of the Performance Period.  Any Market Stock Units that are not earned as a result of the level of achievement of the Performance Goals as of the End Date of the Performance Period shall be immediately forfeited as of the End Date of the Performance Period.

Section 2.Vesting of the Award.  Except as otherwise provided in Section 3 and Section 5.2 below, 100% of the Market Stock Units determined by the Committee to be earned pursuant to Section 1 and Exhibit A will vest on the End Date of the Performance Period (the “Vesting Date”), as long as the Grantee is serving as an employee of the Company on such date.  The Company shall, in its sole discretion, issue (a) one share of the Stock (in the aggregate, the “Distributed Shares”), (b) cash in an amount equal to the closing stock price per share of Stock on the Vesting Date or other date on which the Market Stock Units vest pursuant to Section 3 or Section 5 (or if such date is not a trading day, then on the last trading day immediately preceding such date) or (c) a combination of cash and Stock (as described in this Section 2), to the Grantee in settlement of each earned and vested Market Stock Unit at or around the time the Market Stock Unit vests pursuant to this Agreement.  The Distributed Shares, if any, shall be represented by a certificate or by a book-entry in the Company’s records.

Section 3.Forfeiture on Termination of Employment.

3.1.Termination by the Company for Cause.  If the Grantee’s employment with the Company is involuntarily terminated for Cause prior to the Vesting Date, then all Market Stock Units will be forfeited and the Grantee shall have no further rights with respect to such Market Stock Units.

3.2.Termination by the Company without Cause or by the Grantee for Good Reason. If Grantee’s employment with the Company (a) is involuntarily terminated by the Company without Cause, or (b) is terminated by the Grantee for Good Reason, then, subject to Grantee’s execution of the release of claims in the form attached to the Employment Agreement, the Vesting Date shall be the Date of Termination, and the number of Market Stock Units that shall vest (the “Pro Rata Amount”) shall be the product of (i) a fraction, the numerator of which is the number of full calendar months during the Performance Period that the Grantee was employed by the Company, and the denominator of which is 36, multiplied by (ii) the number of Market Stock Units that would vest pursuant to Exhibit A if the Performance Goals that had been achieved as of the Date of

Termination had in fact been achieved as of the End Date of the Performance Period (i.e., based on actual performance through the Date of Termination). Any Market Stock Units that vest pursuant to this Section 3.2 shall be settled promptly following the Vesting Date (as modified), but in no event later than seventy-five (75) days following such Vesting Date.  For purposes of this Agreement, the term “Date of Termination” shall have the meaning set forth in the Employment Agreement.

3.3.Termination by Death or Disability.  If the Grantee’s employment with the Company terminates by reason of death or Disability (as defined in the Employment Agreement), then the Vesting Date shall be the Date of Termination, and the number of Market Stock Units that shall vest shall be the product of (i) a fraction, the numerator of which is the number of full calendar months during the Performance Period that the Grantee was employed by the Company, and the denominator of which is 36, multiplied by (ii) the number of Market Stock Units that would vest pursuant to Exhibit A if the Performance Goals that had been achieved as of the Date of Termination had in fact been achieved as of the End Date of the Performance Period (i.e., based on actual performance through the Date of Termination). Any Market Stock Units that vest pursuant to this Section 3.3 shall be settled promptly following the Vesting Date (as modified), but in no event later than seventy-five (75) days following such Vesting Date.

3.4. Other Termination.  Subject to Section 5.2, if the Grantee's employment with the Company terminates for any reason other than as described in Sections 3.1 through 3.3 above (or if Grantee fails to execute the release of claims in the form attached to the Employment Agreement, if applicable), then all Market Stock Units that have not vested prior to the Date of Termination will immediately thereupon be forfeited and the Grantee shall have no further rights with respect to such Market Stock Units.

Section 4.Voting Rights and Dividends.  The Grantee shall be credited with cash dividend equivalents with respect to each Market Stock Unit outstanding at the time of any payment of dividends to stockholders on a share of Stock in accordance with the terms set forth in the Plan, and such dividend equivalents shall accumulate and be paid (in cash, without interest) to the Grantee when and only if the Market Stock Units to which they relate become vested and are settled in accordance with this Agreement.  The Grantee shall not have any voting rights with respect to the Stock underlying the Market Stock Units prior to the issuance of the Distributed Shares.  A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.Restrictions on Transfer; Change in Control.

5.1.General Restrictions.  The Market Stock Units shall not be transferable by the Grantee (or his legal representative or estate, as applicable) other than by will or by the laws of descent and distribution.  The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Grantee.

5.2.Change in Control.

(a)If in connection with a Change in Control, the acquiring corporation (or other successor to the Company in the Change in Control) does not assume the Market Stock Units, then a number of Market Stock Units shall vest and be settled in Stock issued to the Grantee immediately prior to the Change in Control equal to the number of Market Stock Units that would have vested pursuant to Exhibit A on the Vesting Date (i.e., based on actual performance); provided, however, that for purposes of this Section 5.2(a), the End Date of the Performance Period shall be deemed to be the date of the Change in Control.

(b)If in connection with a Change in Control, the acquiring corporation  (or other successor to the Company in the Change in Control) assumes the Market Stock Units and if Grantee’s employment with the Company (or its successor company) (i) is involuntarily terminated within 12 months following such Change in Control without Cause, or (ii) is terminated by the Grantee for Good Reason within 12 months following a Change in Control, then subject to Grantee’s execution of the release of claims in the form attached to the Employment Agreement, the Vesting Date shall be the Date of Termination and the number of Market Stock Units that will be eligible to vest on the Vesting Date shall be equal to the number of Market Stock Units that would have vested pursuant to Exhibit A on such Vesting Date (i.e., based on actual performance); provided, however, that for purposes of this Section

5.2(b), the End Date of the Performance Period shall be deemed to be the date of the Change in Control.

Section 6.Restrictive Agreement.  As a condition to the receipt of any Distributed Shares, the Grantee (or his legal representative or estate or any third party transferee, as applicable), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Grantee or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.Market Stock Units Award Subject to Recoupment Policy. The award of Market Stock Units is subject to the Tivity Health, Inc. Compensation Recoupment Policy (the “Policy”), and such Market Stock Units, or any amount traceable to the award of Market Stock Units, shall be subject to the recoupment obligations described in the Policy.

Section 8.Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Market Stock Units subject to this Agreement, as well as the performance criteria set forth on Exhibit A, shall be equitably and proportionately adjusted by the Committee in accordance with the Plan and the intent of this Agreement (without duplication of Section 4) in a manner that leaves Grantee in the same or better economic position after such adjustment as compared to prior to such adjustment.

Section 9.Tax Withholding.  The Company shall have the right to require the Grantee to remit to the Company, or to withhold from wages or other amounts payable to the Grantee, an amount necessary to satisfy any federal, state and local withholding tax requirements attributable to the vesting and payment of the Market Stock Units prior to the delivery of the Distributed Shares, or cash, as applicable, or may withhold from the Distributed Shares an amount of Stock having a Fair Market Value equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 10.Plan.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan that do not conflict with this Agreement are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement will govern.  By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 11.Confidentiality, Non-Solicitation and Non-Compete. In the event Grantee is adjudged, by a final ruling of a court of competent jurisdiction, to have breached the confidentiality, non-solicitation or non-compete covenants to which he is subject, the Market Stock Units shall immediately thereupon expire and be forfeited, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

Section 12.Miscellaneous.

12.1.Entire Agreement.  This Agreement, the Employment Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Market Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Market Stock Units, either orally or in writing, that are not included in this Agreement, the Employment Agreement and/or the Plan.

12.2.Employment.  By establishing the Plan, granting awards under the Plan, and entering into this Agreement, the Company does not give the Grantee any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement, the Employment Agreement and/or the Plan.

12.3.Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

12.4.Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

12.5.Notice.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:Tivity Health, Inc.

701 Cool Springs Blvd

Franklin, Tennessee 37067

To the Grantee:	Richard M. Ashworth
(Grantee name and address)	Address on File
at Tivity Health

12.6.Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

12.7.Governing Law.  This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

12.8.Validity; Severability.  If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

12.9.Interpretation; Resolution of Disputes; Section 409A.

(a)It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes absent manifest error.

(b)Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the Market Stock Units (including any dividend equivalent rights) are intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the U.S. Treasury Regulations and this Agreement shall be interpreted consistently therewith.  However, under certain circumstances, administration of the Market Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Market Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment.  Each payment of Market Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code (as reasonably determined by the Company and the Grantee), and is payable upon the Grantee’s termination of employment, then such payment shall be made or provided to the Grantee only upon a “separation from service” as defined for purposes of Section 409A of the Code.  If the Market Stock Units constitute deferred compensation and are subject to Section 409A of the Code, if a release is required for settlement of Market Stock Units and if the period in which to consider and revoke the release begins in one taxable year and ends in a second taxable year, such settlement shall not occur until the second taxable year.

12.10.Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representative and permitted assignees.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, successors and assignees.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused the Market Stock Unit Award Agreement to be duly executed as of the day and year first written above.

TIVITY HEALTH, INC.

By:

Name:

Title:

GRANTEE: Richard M. Ashworth

Online Grant Acceptance Satisfies

Signature Requirement

EXHIBIT A

Subject to the remaining provisions of this paragraph, the number of Market Stock Units earned shall be determined based on the cumulative total shareholder return of the Company's Stock over the Performance Period. The cumulative total shareholder return (“TSR”) will be calculated using a beginning price equal to $9.63, and an ending price equal to the trading volume weighted average price of the Company's Stock (“VWAP”) over the period of twenty (20) consecutive trading days ending on the End Date of the Performance Period, and accounting for immediate reinvestment (as of the ex-dividend date) of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) over the Performance Period.  In the event Grantee's employment terminates under the circumstances described in Sections 3.2 or 3.3 or the Market Stock Units are settled pursuant to Section 5.2, the ending price shall be equal to the VWAP over the period of twenty (20) consecutive trading days ending on the Date of Termination (or Change in Control, if applicable).  For purposes of this Exhibit A, “VWAP” equals (A) the sum of the closing stock price multiplied by the trading volume for each trading day of the 20-day measurement period, divided by (B) the total trading volume over the same period.

The Target Award set forth in Section 1 of this Agreement shall be multiplied by the applicable percentage set forth in the table below (rounded to the nearest full share) with earned amounts between the performance levels set forth in the table to be interpolated linearly as further set forth below.